Exhibit 99.1

Inari Medical Reports Third Quarter 2024 Financial Results

IRVINE, CALIFORNIA – October 28, 2024 (GLOBE NEWSWIRE) – Inari Medical, Inc. (NASDAQ: NARI) (“Inari”), a medical device company with a mission to treat and transform the lives of patients suffering from venous and other diseases, today reported financial results for its third quarter ended September 30, 2024.

Third Quarter Financial and Recent Business Highlights
•Generated revenue of $153 million in Q3 of 2024, up 21% over the same quarter of last year.
•GAAP operating loss was $13.6 million in Q3 of 2024, compared to a $2.1 million operating income in the same quarter of last year.
•Non-GAAP operating loss was $0.4 million in Q3 of 2024, compared to a $4.8 million non-GAAP operating income in the same quarter of last year.
•Cash, cash equivalents and short-term investments were $112 million as of Q3 of 2024.
•Received acceptance for the PEERLESS study to be presented as a late-breaking clinical trial at the 2024 Transcatheter Cardiovascular Therapeutics (TCT) Annual Scientific Symposium on October 29th.

“We continue to drive strong performance across the entire Inari portfolio as we advance our leading position in large, underserved vascular markets,” said Drew Hykes, CEO of Inari Medical. “Our products are performing well, and looking ahead, we have several important catalysts on the horizon. On that note, we look forward to the presentation of our PEERLESS data at the Transcatheter Cardiovascular Therapeutics (TCT) Symposium tomorrow, our upcoming full market release of Artix following FDA clearance earlier this month, and our plans to offer Inari solutions in Japan and China. We’ve never been more committed to our mission of addressing unmet patient needs with purpose-built solutions.”

Third Quarter 2024 Financial Results
Revenue was $153.4 million for the third quarter of 2024, up 21.4% compared to $126.4 million for the third quarter of 2023. The increase over the prior year quarter was driven primarily by an expansion in our sales territories, opening of new accounts, increase in adoption of our procedures, global commercial expansion, and introduction of new products.

Gross profit was $133.5 million for the third quarter of 2024, compared to $111.9 million for the third quarter of 2023. Gross margin was 87.1% for the third quarter of 2024, compared to 88.5% for the third quarter of 2023. The year-over-year change was primarily due to product mix, the ramp up costs associated with new products, and increasing internationalization of the business.

Operating expenses for the third quarter of 2024 were $147.1 million, compared to $109.8 million for the third quarter of 2023. The increase was mainly driven by personnel-related expenses, including commissions and share-based compensation associated with increased headcount to fund the expansion of the commercial, research and development, clinical, and support organizations; change in fair value of the contingent consideration liability; capitalized software impairment and related costs; professional fees including legal expenses; amortization expense related to an intangible asset acquired in the LimFlow acquisition, and travel related costs.

GAAP operating loss was $13.6 million in the third quarter of 2024, compared to a $2.1 million GAAP operating income for the third quarter of 2023. Sequentially, GAAP operating loss improved by $8.8 million.

Non-GAAP operating loss was $0.4 million in the third quarter of 2024. Non-GAAP operating income was $4.8 million in the third quarter of 2023. Sequentially, non-GAAP operating loss improved by $12.8 million. The following items were excluded from the non-GAAP operating loss in the third quarter of 2024: change in fair value of contingent consideration liability of $6.6 million, capitalized software impairment and related costs of $3.8 million, acquired intangible asset amortization of $2.5 million, and acquisition-related expenses of $0.3 million. The following items were excluded from the non-GAAP operating income in the third quarter of 2023: acquisition-related expenses of $2.7 million.

Net loss was $18.4 million for the third quarter of 2024 and net loss per share was $0.31 on a weighted-average basic and diluted share count of 58.4 million, compared to net income of $3.2 million and net income per share of $0.06 on a weighted-average basic share count of 57.4 million and $0.05 on a weighted-average diluted share count of 58.6 million, respectively, in the same period of the prior year.

Full Year 2024 Revenue Guidance and Operating Income Outlook
•Inari raises full year 2024 revenue guidance to $601.5 million to $604.5 million, an increase of $3.5 million at the midpoint from our prior guidance range of $594.5 million to $604.5 million, reflecting growth of approximately 21.9% to 22.5% over 2023.
•The company continues to expect to reach sustained operating profitability in the first half of 2025.

Webcast and Conference Call Information
Inari Medical will host a conference call to discuss the third quarter 2024 financial results after market close on October 28, 2024 at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. The conference call can be accessed live by dialing (844) 825-9789 for domestic callers or (412) 317-5180 for international callers. The live webinar and presentation may be accessed by visiting the Events Section of the Inari investor relations website at ir.inarimedical.com.

Use of Non-GAAP Financial Measures
This press release contains references to non-GAAP operating income (loss), which is considered a non-GAAP financial measure. This means that non-GAAP operating income (loss) is determined by methods other than in accordance with accounting principles generally accepted in the United States (GAAP). As used by Inari, non-GAAP operating income (loss) excludes from GAAP operating income (loss) the following items: amortization of acquired intangible assets, acquisition-related costs, fair value adjustment to our contingent consideration liability and capitalized software impairment and related costs. We present the non-GAAP operating income (loss) to exclude these charges because we believe these charges are significantly impacted by the timing and valuation of acquisitions, such as our LimFlow acquisition completed in the fourth quarter of 2023, as well as other non-recurring factors such as wind down of certain projects. Our management believes the presentation of non-GAAP operating income (loss) is useful because it provides meaningful comparisons to prior periods and provides visibility to our underlying operating performance and an additional means to evaluate the cost and expense trends excluding the impact of these acquisition-related items and other non-recurring transactions, which are not related to our core business operations.

Our definition of non-GAAP operating income (loss) may differ from similarly titled measures used by others. Non-GAAP operating income (loss) should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. We encourage investors to review the reconciliation of non-GAAP operating income (loss) to GAAP operating income (loss), which has been provided in the financial statement tables included in this press release.

About Inari Medical, Inc.
Patients first. No small plans. Take care of each other. These are the guiding principles that form the ethos of Inari Medical. We are committed to improving lives in extraordinary ways by creating innovative solutions for both unmet and underserved health needs. In addition to our purpose-built solutions, we leverage our capabilities in education, clinical research, and program development to improve patient outcomes. We are passionate about our mission to establish our treatments as the standard of care for venous thromboembolism and four other targeted disease states. We are just getting started. Learn more at www.inarimedical.com and connect with us on LinkedIn, X (Twitter), and Instagram.

Forward Looking Statements
Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to substantial risks and uncertainties. Forward-looking statements contained in this press release may be identified by the use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements include expectations regarding Inari’s core business, plans for its current and future products, anticipated product launches, its ability to integrate and related expectations for the LimFlow acquisition, expectations regarding future growth, Inari's ability to meet customers' needs, and timing for achieving sustained operating profitability, and are based on Inari’s current expectations, forecasts, and assumptions. Forward-looking statements are subject to inherent uncertainties, risks and assumptions that are difficult to predict, and actual outcomes and results could differ materially due to a number of factors. These and other risks and uncertainties include those described more fully in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in its Annual Report on Form 10-K for the period ended December 31, 2023, and in Inari’s other reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements contained in this announcement are based on information available to Inari as of the date hereof and are made only as of the date of this release. Inari undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing Inari’s views as of any date subsequent to the date of this press release. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of Inari.

Investor Contact:
Marissa Bych
Gilmartin Group LLC
IR@inarimedical.com

INARI MEDICAL, INC.
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue	$153,390	$126,366	$442,404	$361,538
Cost of goods sold	19,846	14,477	58,732	42,062
Gross profit	133,544	111,889	383,672	319,476
Operating expenses
Research and development	29,431	21,492	81,216	64,641
Selling, general and administrative	108,271	85,603	325,479	256,889
Change in fair value of contingent consideration	6,578	—	18,609	—
Amortization of intangible asset	2,504	—	7,414	—
Acquisition-related expenses	328	2,681	4,143	2,681
Total operating expenses	147,112	109,776	436,861	324,211
(Loss) income from operations	(13,568)	2,113	(53,189)	(4,735)
Other income (expense)
Interest income	1,104	4,202	3,371	12,899
Interest expense	(78)	(43)	(233)	(127)
Other expense	(130)	(682)	(130)	(617)
Total other income	896	3,477	3,008	12,155
(Loss) income before income taxes	(12,672)	5,590	(50,181)	7,420
Provision for income taxes	5,695	2,428	23,736	4,391
Net (loss) income	$(18,367)	$3,162	$(73,917)	$3,029
Other comprehensive income (loss)
Foreign currency translation adjustments	13,918	(68)	4,200	(138)
Unrealized gain (loss) on available-for-sale debt securities	64	91	60	(1,869)
Total other comprehensive income (loss)	13,982	23	4,260	(2,007)
Comprehensive income (loss)	$(4,385)	$3,185	$(69,657)	$1,022
Net (loss) income per share
Basic	$(0.31)	$0.06	$(1.27)	$0.05
Diluted	$(0.31)	$0.05	$(1.27)	$0.05
Weighted average common shares used to compute net (loss) income per share
Basic	58,366,364	57,384,884	58,149,296	56,478,317
Diluted	58,366,364	58,588,452	58,149,296	58,495,921

INARI MEDICAL, INC.
Condensed Consolidated Balance Sheets
(in thousands, except share data and par value)
(unaudited)

	September 30, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$41,141	$38,597
Restricted cash	67	611
Short-term investments in debt securities	70,397	76,855
Accounts receivable, net	84,403	70,119
Inventories, net	55,210	42,900
Prepaid expenses and other current assets	12,168	6,481
Total current assets	263,386	235,563
Property and equipment, net	24,098	20,929
Operating lease right-of-use assets	48,301	48,407
Goodwill	213,345	214,335
Intangible assets	143,808	150,884
Deposits and other assets	4,301	4,117
Total assets	$697,239	$674,235
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$15,523	$10,577
Payroll-related accruals	54,797	48,706
Accrued expenses and other current liabilities	76,881	15,364
Operating lease liabilities, current portion	1,579	1,692
Total current liabilities	148,780	76,339
Operating lease liabilities, noncurrent portion	31,145	30,355
Deferred tax liability	36,748	36,231
Other long-term liability	45,805	66,400
Total liabilities	$262,478	$209,325
Commitments and contingencies (Note 9)
Stockholders' equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of September 30, 2024 and December 31, 2023	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized as of September 30, 2024, and December 31, 2023; 58,435,576 and 57,762,414 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	58	58
Additional paid in capital	543,961	504,453
Accumulated other comprehensive income	13,145	8,885
Accumulated deficit	(122,403)	(48,486)
Total stockholders' equity	434,761	464,910
Total liabilities and stockholders' equity	$697,239	$674,235

INARI MEDICAL, INC.
Reconciliation of GAAP Operating Income (Loss) to Non-GAAP Operating Income (Loss)
(in thousands)
(Unaudited)

Reconciliation of GAAP Operating (Loss) Income to Non-GAAP Operating (Loss) Income:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
GAAP Operating (loss) income	$(13,568)	$2,113	$(53,189)	$(4,735)
Non-GAAP Adjustments:
Change in fair value of contingent consideration	6,578	—	18,609	—
Amortization of acquired intangible asset	2,504	—	7,412	—
Acquisition-related expenses (a)	328	2,681	4,142	2,681
Capitalized software impairment and related costs (b)	3,789	—	3,789	—
Non-GAAP Operating (loss) income	$(369)	$4,794	$(19,237)	$(2,054)
________________
(a) The acquisition-related expenses primarily include integration, severance and retention related expenses.
(b) The capitalized software impairment and related costs primarily include the write-off of capitalized software and related wind down costs, which were recorded within the research and development expense within the condensed consolidated statements of operations.

Revenue Disaggregation
The following tables present the amount of revenue in VTE and Emerging Therapies recognized for the periods presented (in thousands, unaudited):

	Three Months Ended September 30,
	2024	2023	% Growth
VTE	$145,346	$121,460	19.7%
Emerging Therapies	8,044	4,906	64.0%
Total Revenue	$153,390	$126,366	21.4%

	Nine Months Ended September 30,
	2024	2023	% Growth
VTE	$420,213	$349,604	20.2%
Emerging Therapies	22,191	11,934	85.9%
Total Revenue	$442,404	$361,538	22.4%